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                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Laurence J. Dwyer 617/578-1686
          Laura M. Swymer   617/578-1309


                    New England Investment Companies, L.P.
                    Agrees to Acquire Jurika & Voyles, Inc.

     BOSTON (September xx, 1996)--New England Investment Companies, L.P. (NYSE:NEW) announced today that it has signed an agreement to acquire Jurika & Voyles, Inc. an Oakland-based investment management firm with more than $5 billion in assets under management. Following the completion of the acquisistion, New England Investment Companies will have more that $91 billion in assets under management.

     Founded in 1983, Jurika & Voyles has developed a fundamental, research-driven investment approach based on the principles of value and growth. The Jurika & Voyles investment team actively invests in quality businesses that offer growing streams of cash flow at opportunistic prices. The firm emphasizes original research and independent thinking.

     Jurika & Voyles manages assets for a wide range of investors including institutions and individuals, offering a variety of investment strategies based on this "value+growth" approach. Investment strategies include core equity management emphasizing all capitalization ranges including "mini-cap", concentrated portfolios, balanced portfolios and fixed income. These strategies are managed in separate portfolios or through a family of mutual funds. The current management team of Jurika & Voyles will retain its investment independence and continue to operate out of its Oakland office.

     "Jurika & Voyles has developed an enviable reputation for combining market beating investment results with excellent service," said Peter S. Voss, Chairman and Chief Executive Officer of New England Investment Companies. "Bill Jurika and Glenn Voyles have built a quality team of portfolio managers and security analysts who are committed to using their own









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research to determine the real economic value of companies and identify firms that are strong, growing and undervalued by the market."

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                                                                 DRAFT: 09/23/96

     "In addition to their fine investment record, Jurika & Voyles gives us a strong presence in Northern California," Voss added. "Their strong weighting in equities will help increase our exposure to the equity markets and enhance our strength through diversification strategy."

     "New England Investment Companies represents an ideal partnership which enriches the quality and scope of our business," said William K. Jurika, President and Chief Executive Officer of Jurika & Voyles. "They are one of the premier investment management firms in America, and we are attracted by the caliber of their people and their affiliate managers. Most of all we are attracted by their desire to allow us to do what we do best and to retain a strong economic and personal interest in our business. Our partnership with New England Investment Companies greatly enhances our ability to attract talented people, develop new investment products and serve our clients better in the future."

      The acquisition of Jurika & Voyles is expected to be completed in the first quarter of 1997 and represents the third major transaction by New England
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Investment Companies in the last 12 months. On September 28, 1995 it acquired
Harris Associates, L.P., a Chicago-based investment management firm that currently has more than $9.2 billion in assets under management and is the sponsor of The Oakmark Family of Mutual Funds. On May 9, 1996 New England Investment Companies completed the purchase of Vaughn, Nelson, Scarborough & McConnell, L.P., a Houston-based investment management firm with $1.6 billion in assets under management.

     New England Investment Companies is a limited partnership with approximately $86 billion in assets under management. It is made up of twelve subsidiaries, divisions and affiliates offering a wide array of investment styles and products to institutional and individual clients. Its business units include Back Bay Advisors; Copley Real Estate Advisors; Graystone Partners; Harris Associates; Loomis, Sayles & Co.; New England Funds; New England Investment Associates; Reich & Tang Capital Management; Reich & Tang Funds; Vaughan, Nelson, Scarborough & McConnell; Westpeak Investment Advisors; and New England Investment Companies' affiliate, Capital Growth Management.

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